Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Dominion Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, no par value, to be issued under the Dominion Energy, Inc. 2024 Incentive Compensation Plan, as amended and restated effective May 7, 2024	Rules 457(c) and 457(h)	26,845,646(2)	$51.01(3)	$1,369,396,402.46(3)	0.00014760	$202,122.91

Total Offering Amounts					$1,369,396,402.46		$202,122.91

Total Fee Offsets							$0

Net Fee Due							$202,122.91

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers such indeterminable number of additional shares of Dominion Energy, Inc. (the “Registrant”) common stock, no par value (“Common Stock”), as may become issuable under the 2024 Incentive Compensation Plan, as amended and restated effective May 7, 2024 (the “2024 Plan”), to prevent dilution in the event of a reorganization, reclassification, stock split, dividend or distribution, or any similar transaction.

(2)	Registers shares of Common Stock to be issued pursuant to future awards under the 2024 Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 1, 2024.